Exhibit 10.3

Product Dropship Agreement

Between

STL USA And Home School, Inc.

Mr. Pat Marcum STL — USA	March 12, 2007

Dear Mr. Marcum:

This document contains the substance of our discussions of Monday March 12, 2007 and prior in regard to direct to consumer shipping of orders sourced by Home School, Inc. through its website.

This Product Dropship Agreement (hereafter, PDA) shall be in effect for the term ending December 31, 2007, as amended from time to time by mutual written consent. By mutual consent, it may be extended for any agreeable timeframe. Either party shall have the right to withdraw from the terms of this PDA with 30 days written notice to the other. Such withdrawal shall relieve both parties of their obligations under this PDA, except as those obligations have stated durations surviving the notice period. Until such withdrawal, the terms of this PDA shall be binding on the parties. Obligations that have durations that survive termination of this PDA shall remain binding for their respective terms.

STL-USA (hereafter STL) is a wholesaler of Christian books and materials to bookstores and websites. Home School, Inc. (hereafter HSI) is an e-commerce and community website serving the homeschooling community. The two together desire to cooperate in the delivery of homeschooling materials from STL’s inventory to HSI’s customers for their mutual benefit.

HSI will provide orders for homeschooling related products through the EDI x. 12 online ordering systems owned and operated by STL. STL shall provide the technical specifications to HSI sufficient to develop and maintain systems that enable STL to successfully acquire, pick, pack, ship and report the orders provided by HSI. HSI shall insure that its systems delivering orders to STL conform to the specifications in every significant detail. STL shall keep HSI abreast of all changes to the technical specifications in a reasonably timely manner so that HSI has sufficient time to respond to the changes by updating its system to comply with the changes without suffering an interruption in order flow.

HSI and STL will agree from the outset to the catalog of publications and goods classified as “homeschooling” goods. See Appendix A “Homeschooling Products”. HSI shall list for sale on its website all of these that conform to the pricing guidelines in Appendix B “Pricing”. As STL changes its catalog from time to time, it will ensure that HSI is made aware of the additional or removal of “homeschooling” products so that HSI does not offer for sale goods which STL cannot deliver.

Nothing in this PDA shall be construed to imply a partnership or joint venture between the parties, or one party’s acquisition of or by the other. This arrangement is not exclusive.

Both HSI and STL will respect each other’s separate business and interests and not seek to interfere with the other’s commercial activities, including keeping all communications between them confidential and not soliciting one another’s customers or employees. This element of this PDA shall adhere through the life of the PDA and continue for a period of not less than two (2) years after the effective date of the termination of this PDA.

To the extent allowable by law and reasonable accounting practice, neither party shall retain documents sourced from the other for more than thirty (30) days beyond their issue or expiry date. This includes purchase orders, price lists, customer names and addresses, and product lists. No information provided by either party shall be rented, leased, traded, transferred, distributed or shared with any third party, except as required by law. In addition to seeking relief at equity, both parties shall be entitled to seek injunctive relief to prevent or redress inappropriate transfers of their product lists, customer data, price lists or purchase orders.

Hardcopy is to be shredded or otherwise destroyed and disposed of. Electronic information is to be deleted and purged.

This PDA shall be governed by the laws of the State of Tennessee. Disputes shall first be referred to arbitration in accordance with the procedures of the American Arbitration Association in the City of Chicago.

For Home School, Inc.	For STL-USA

/s/ Thomas Morrow	/s/ Pat Marcum
Thomas Morrow	Pat Marcum
Chairman & CEO	Director